                                                                    Exhibit 12.1

                                   JSCE, INC.
          CALCULATION OF HISTORICAL RATIOS OF EARNINGS TO FIXED CHARGES
                                  (In millions)

                                                      ---------------------------------------------------------------------------
                                                            3 Months Ended                     Year Ended December 31,
                                                      ---------------------------------------------------------------------------
                                                      3/31/03      3/31/02     2002       2001         2000     1999       1998
                                                      ---------------------------------------------------------------------------
Income (loss) from continuing operations before income
       taxes and cumulative effect of accounting
       change                                           $ 10         $ 26      $ 140      $ 175       $ 231     $ 433     $ (342)

Add (deduct):
       Equity in (earnings) loss of affiliates                                                            1        (1)
       Interest expense (a)                               25           24         94        125         156       233        202
       Loss on early extinguishment of debt                                       19          4           1        16         22
       Interest component of rental expense (b)            4            3         14         13          12        12         13
                                                      ---------------------------------------------------------------------------

Earnings available for fixed charges                    $ 39         $ 53      $ 267      $ 317       $ 401     $ 693     $ (105)
                                                      ===========================================================================

Fixed charges:
       Interest expense (a)                             $ 25         $ 24       $ 94      $ 125       $ 156     $ 233      $ 202
       Capitalized interest                                1                       2          2           4         3          2
       Interest component of rental expense (b)            4            3         14         13          12        12         13
                                                      ---------------------------------------------------------------------------

              Total fixed charges                       $ 30         $ 27      $ 110      $ 140       $ 172     $ 248      $ 217
                                                      ===========================================================================

Ratio of earnings to fixed charges                      1.30         1.96       2.43       2.26        2.33      2.79         (c)
                                                      ===========================================================================

(a) Interest expense includes amortization of debt issuance cost of $3 million in 2002, $5 million in 2001, $7 million in 2000, $10 million in 1999, $8 million in 1998, $1 million each for the three months ended March 31, 2003 and 2002.

(b) The interest component of rental expense is deemed to be one-fourth of lease rental expense.

(c) Earnings were inadequate to cover fixed charges for the year ended December 31, 1998 by $322 million.